INITIAL CAPITAL AGREEMENT

December 22, 2023

XD FUND TRUST

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Ladies and Gentlemen:

The undersigned hereby subscribes for 100,000 Shares of Beneficial Interest, no par value, of the Institutional Class Shares of XD Treasury Money Market Fund, a series of XD Fund Trust, a Delaware statutory trust, at $1.00 per share for an aggregate purchase price of $100,000. By signing below, payment in full is confirmed.

The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.

Very truly yours,

XD Fund Advisor LLC

By: /s/ Sreevatsan Rajagopalan

Name: Sreevatsan Rajagopalan

Title: Chief Compliance Officer

Confirmed and Accepted:

XD FUND TRUST

By: /s/ Sreevatsan Rajagopalan

Name: Sreevatsan Rajagopalan

Title: President